UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
March 5, 2009

Wynn Resorts, Limited
(Exact Name of Registrant as specified in Charter)

Nevada	000-50028	46-0484987
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)

(702) 770-7555
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On March 5, 2009, Wynn Resorts, Limited (the “Company”) entered into a fourth amendment to the Employment Agreement, dated as of October 1, 2005, by and between Wynn Las Vegas, LLC and Matt Maddox, the Company’s Chief Financial Officer and Treasurer, which employment agreement was subsequently assigned to the Company.  The amendment, among other things, extends the term of Mr. Maddox’s employment agreement to November 30, 2013, provides for a base salary payable to Mr. Maddox of $850,000 per annum effective December 1, 2008, which base salary was reduced to $722,500 per annum effective February 16, 2009.  The amendment also provides for a separation payment and continued health benefits coverage to be provided to Mr. Maddox upon notice (i) of his termination by the Company without “cause”, (ii) by Mr. Maddox following the occurrence of both a “change of control” and “good reason”, and (iii) by Mr. Maddox of a material breach of the employment agreement by the Company if such breach remains uncured for a period of thirty days thereafter.  The separation payment is to be paid six months after termination as a lump sum equal to (a) Mr. Maddox’s base salary for the remainder of the term, but not less than one year of base salary, plus (b) the bonus that was paid to Mr. Maddox for the preceding bonus period, projected over the remainder of the term (but not less than the preceding bonus that was paid).  Mr. Maddox would also be entitled to receive health benefits coverage with the same payment obligation as if he were still employed by the Company until the earlier of (i) the expiration of the period for which the separation payment is made and (ii) the date he becomes covered under any other group health plan.  A copy of the amendment is attached hereto as Exhibit 10.1 and is hereby incorporated by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 1.01 of this report is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

10.1	Fourth Amendment to Employment Agreement, dated as of March 5, 2009, by and between Wynn Resorts, Limited and Matt Maddox.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    March 9, 2009

WYNN RESORTS, LIMITED

By:	/s/ Kim Sinatra
Kim Sinatra
Senior Vice President, General Counsel and Secretary